Exhibit 3

Names and addresses of the Underwriters of the Republic of Italy’s
4.00% Notes due June 16, 2008

Underwriters’ Addresses in relation to the Republic of Italy’s US$3,000,000,000
4.00% Notes due June 16, 2008

Deutsche Bank AG London	Winchester House 1 Great Winchester Street London EC2N 2DB England

Goldman Sachs International	Peterborough Court 133 Fleet Street London EC4A 2BB England

HSBC Bank plc	8 Canada Square London E14 5HQ England

BNP Paribas Securities Corp.	10 Harewood Avenue London NW1 6AA England

Citigroup Global Markets Inc.	390 Greenwich Street New York, NY 10013 United States of America

Credit Suisse First Boston (Europe) Limited	One Cabot Square Canary Wharf London E14 4QJ England

J.P. Morgan Securities Ltd.	125 London Wall London EC2Y 5AJ England

Lehman Brothers International (Europe)	25 Bank Street Canary Wharf London E14 5LE England

Merrill Lynch International	Merrill Lynch Financial Centre 2 King Edward Street London EC1A 1HQ England

Morgan Stanley & Co. International Limited	20 Cabot Square Canary Wharf London E14 4QW England

UBS Limited	1 Finsbury Avenue London EC2M 2PP England